Exhibit 10.2

CELGENE CORPORATION

Executive Severance Plan

(Effective December 17, 2018)

1.          Purpose. The purpose of this Celgene Corporation Executive Severance Plan (this “Plan”) is to provide certain Severance Payments and Benefits (as defined below) to designated key executives and employees of the Company in the event of a termination of their employment in certain specified circumstances. This Plan has been adopted in the form set forth herein effective as of December 17, 2018 (the “Effective Date”). This Plan is intended to be a top hat welfare benefit plan under ERISA.

2.          Definitions. The following definitions are applicable for purposes of this Plan, in addition to terms defined in Section 1 above:

a)         “Accrued Obligations” means, for an Eligible Employee, the Eligible Employee’s (i) base salary otherwise payable through the Date of Termination, (ii) any annual cash bonus earned by the Eligible Employee for a prior fiscal year but not paid to the Eligible Employee as of the Date of Termination, (iii) unreimbursed business expenses reimbursable under Company policies then in effect, and (iv) earned and accrued vacation pay, if applicable, to the extent not theretofore paid.

b)         “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

c)         “Base Severance Amount” means, for an Eligible Employee, the sum of (i) the greater of (1) the Eligible Employee’s annual base salary as of the Date of Termination (disregarding any reduction thereto that serves as the basis for the Eligible Employee’s resignation for Good Reason) and (2) to the extent applicable, the Eligible Employee’s annual base salary at the time of the first occurrence of a Change in Control within the two (2) years preceding the Date of Termination, plus (ii) the greater of (1) the Eligible Employee’s target annual cash incentive opportunity for the fiscal year of the Company during which the Date of Termination occurs (disregarding any reduction thereto that serves as the basis for the Eligible Employee’s resignation for Good Reason) and (2) to the extent applicable, the Eligible Employee’s target annual cash incentive opportunity for the fiscal year of the Company during which a Change in Control first occurs within the two (2) years preceding the Date of Termination (such greater amount, the “Target Bonus”).

d)         “Benefit Continuation Period” means, for an Eligible Employee, the period commencing on the Eligible Employee’s Date of Termination and ending on the expiration of the Eligible Employee’s Severance Continuation Period.

e)         “Benefit Plans” means all medical, dental and vision benefit plans of the Company, as may be in effect from time to time.

f)          “Board” means the Board of Directors of Celgene Corporation.

g)         “Cause” means (i) at any time at which clause (ii) of this Section 2(g) does not apply, an Eligible Employee’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity), material violation of Company policy, material breach of an employment or similar agreement, misappropriation of Company property, or materially unsatisfactory performance of his or her duties for the Company that has not been cured within ten (10) days after a written demand for substantial performance is delivered to the Eligible Employee by the Committee (or its designee), which demand specifically identifies the manner in which the Committee believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, in each case as determined by the Committee or (ii) on or within two years following the date of a Change in Control, an Eligible Employee’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity), material violation of Company policy, material breach of an employment or similar agreement, or misappropriation of Company property; provided, that (1) in the event of a dispute concerning the application of this Section 2(g)(ii), no claim by the Company that Cause exists shall be given effect unless the Board determines that it has been established by clear and convincing evidence that Cause exists and a resolution to that effect is adopted by the affirmative vote of not less than seventy five percent (75%) of the entire membership of the Board (after reasonable notice to the Eligible Employee and an opportunity for the Eligible Employee, together with the Eligible Employee’s counsel, to be heard by the Board) and (2) for purposes of this proviso, references to the “Board” shall, at any time at which the Company is not the ultimate parent entity of the controlled group that includes the Company, mean the board of directors of the ultimate parent entity of such controlled group.

h)         “CEO” means the Company’s Chief Executive Officer.

i)          “Change in Control” shall have the meaning ascribed to such term in the Celgene Corporation 2017 Stock Incentive Plan (Amended and Restated as of April 19, 2017), as may be amended from time to time, and any successor to that plan. Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A shall not be considered a Change in Control for purposes of this Plan.

j)          “CIC Termination” means an Eligible Employee’s (i) Qualifying Termination that occurs on, or within two years following, the date of a Change in Control or (ii) Qualifying Termination that is a termination of employment without Cause which the Eligible Employee reasonably demonstrates was (A) at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control (regardless of whether a Change in Control actually occurs).

k)         “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

l)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

m)        “Code Section 409A” means Section 409A of the Code.

n)        “Committee” means the Management Compensation and Development Committee of the Board.

o)         “Company” means Celgene Corporation, a Delaware corporation, including all of its Affiliates, collectively (and any successors or assigns thereto), and any successor that assumes the obligations of the Company under this Plan, by way of merger, acquisition, consolidation or other transaction.

p)         “Date of Termination” means, for an Eligible Employee, the Eligible Employee’s “separation from service” as defined in Treasury Regulation § 1.409A-1(h).

q)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

r)          “Eligible Employee” means an employee of the Company who (i) has been designated by the Committee (or its delegate) as a participant in this Plan, and (ii) has timely and properly executed and delivered a Participation Agreement to the Company.

s)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

t)          “Excise Tax” has the meaning specified in Section 7.

u)         “Good Reason” means, for an Eligible Employee, the occurrence of any of the following events, unless the Eligible Employee has consented thereto:

(i)	a material reduction in the Eligible Employee’s (1) annual base salary or (2) target annual cash incentive compensation opportunity and target annual equity incentive compensation opportunity, in the aggregate;
(ii)	a material diminution in the Eligible Employee’s duties and responsibilities (other than temporarily while the Eligible Employee is physically or mentally incapacitated or as required by applicable law);
(iii)	a material adverse change in the Eligible Employee’s reporting relationships; or
(iv)	a relocation of an Eligible Employee’s primary work location that results in an increase to the Eligible Employee’s one-way commute by 30 miles or more;

provided, that an Eligible Employee shall not be deemed to terminate employment for Good Reason unless (I) within ninety (90) days after the initial occurrence of the event triggering Good Reason, the Eligible Employee delivers written notice to the Company of his or her intention to terminate his or her employment for Good Reason which specifies in reasonable detail the circumstances claimed to give rise to the Eligible Employee’s right to terminate employment for Good Reason, (II) the Company fails to cure or correct such conduct or condition within thirty (30) days following receipt of such notice, and (III) the Eligible Employee’s Date of Termination occurs within ninety (90) days after the end of the cure period described in clause (II).

v)         “JAMS” has the meaning specified in Section 12(f).

w)        “Participation Agreement” means an individual agreement (a form of which is shown in Appendix A) provided by the Company to an Eligible Employee, which documents the employee’s eligibility to participate in the Plan and has been signed and accepted by the employee.

x)         “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization include a governmental authority.

y)         “Qualifying Termination” means termination of an Eligible Employee’s employment with the Company that is either (i) initiated by the Company without Cause or (ii) initiated by the Eligible Employee for Good Reason. Termination due to death or disability shall not be treated as a Qualifying Termination. In addition, if, prior to a Change in Control, the Company determines after an Eligible Employee’s Date of Termination that the Eligible Employee’s employment could have been terminated for Cause, the Eligible Employee’s termination shall not be treated as a Qualifying Termination and the Eligible Employee shall reimburse the Company for all Severance Payments and Benefits previously paid under the Plan.

z)           “Reduced Amount” has the meaning specified in Section 7(a).

aa)         “Release” has the meaning specified in Section 6.

bb)        “Release Period” has the meaning specified in Section 6.

cc)         “Severance Factor” means, for each Eligible Employee, the factor specified in the Eligible Employee’s Participation Agreement.

dd)        “Severance Continuation Period” means, for an Eligible Employee, the Eligible Employee’s Severance Factor multiplied by 12 months.

ee)         “Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Eligible Employee under this Plan.

3.           Eligibility. An Eligible Employee shall be eligible for Severance Payments and Benefits under this Plan, subject to the terms and conditions described herein, only if he or she experiences a Qualifying Termination and is an Eligible Employee on his or her Date of Termination.

4.           Administration.

a)	This Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. Such authority shall include the powers to resolve ambiguities, inconsistencies, and omissions, and to correct any scrivener’s error. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Plan.

b)	Notwithstanding anything in this Plan to the contrary, upon or after a Change in Control, neither the Committee nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under this Plan will apply a de novo standard of review to any determinations made by the Committee or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or characterization of any decision by the Committee or by such person as final, binding or conclusive on any party.

5.           Termination of Employment for any Reason. Subject to the terms and conditions hereof, in the event of termination of an Eligible Employee’s employment with the Company for any reason:

a)          The Company shall pay the Eligible Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Eligible Employee’s employment had not terminated.

b)          All outstanding equity-based awards held by the Eligible Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable equity plan(s) (including without limitation the Celgene Corporation 2017 Stock Incentive Plan (Amended and Restated as of April 19, 2017) and/or the Celgene Corporation 2014 Equity Incentive Plan) and the applicable equity award agreement(s).

c)          The Eligible Employee’s benefits and rights under the Company’s benefit plans shall be determined in accordance with the applicable provisions of such plans, in each case as in effect and amended from time to time.

6.           Qualifying Termination. In addition to the payments and benefits set forth in Section 5, if an Eligible Employee’s termination of employment with the Company is a Qualifying Termination, the Eligible Employee shall also be entitled to receive the following payments and benefits, subject to the Eligible Employee timely executing a release and termination agreement in a form to be provided by the Company no later than five (5) days after termination (and which shall include a one-year post-termination non-competition covenant, which may be waived, in whole or in part, by the Committee in its sole discretion) (the “Release”), and such Release becoming effective, enforceable and irrevocable no later than 50 days following the Eligible Employee’s Date of Termination (such period, the “Release Period”):

a)          A cash amount equal to the product of the Eligible Employee’s Severance Factor multiplied by the Eligible Employee’s Base Severance Amount, payable in a lump sum on the Company’s first regularly scheduled payroll date following the expiration of the Release Period; provided, that to the extent the Eligible Employee’s right to receive the cash amount under this Section 6(a) replaces the Eligible Employee’s right to receive other cash severance that constitutes non-exempt deferred compensation for purposes of Code Section 409A under another plan, arrangement or agreement of the Company, the cash amount payable under this Section 6(a) shall be paid on the payment date(s) applicable to such other cash severance to the extent necessary to avoid the imposition of an additional tax under Code Section 409A.

b)          If the Eligible Employee timely elects to continue coverage under the Company’s Benefit Plans pursuant to COBRA, the Company shall either provide the elected level of coverage at active employee rates through the end of the Benefit Continuation Period or pay to the Eligible Employee a monthly cash payment in lieu of subsidized coverage. Such monthly payment shall equal the excess of (i) the total COBRA premium for the elected level of Benefit Plan coverage for the month, over (ii) the active employee rate for such coverage for such month. Such payment shall be made each month that starts after the Date of Termination (or, if later, the first month for which the Company does not make available subsidized coverage), without any requirement to furnish documentation of expenses incurred; provided that payments under this Section 6(b) shall cease to be required upon the earliest of (I) the last day of the Benefit Continuation Period, (II) the Eligible Employee’s death, or (III) discontinuation of the Eligible Employee’s coverage under any Company Benefit Plan due to failure to make required contributions.

c)          During the eighteen (18)-month period commencing on the Eligible Employee’s Date of Termination, the Eligible Employee shall be eligible for reasonable outplacement services furnished by the Company commensurate with the Eligible Employee’s level and position. The outplacement benefits shall be provided in kind; cash shall not be paid in lieu of outplacement benefits nor will Severance Payments and Benefits be increased if the Eligible Employee declines or does not use the outplacement benefits.

d)          If the Qualifying Termination is a CIC Termination:

i.	a cash amount equal to the product of (A) the greater of (x) the Target Bonus and (y) the annual bonus for the fiscal year of the Company in which the Date of Termination occurs to which the Eligible Employee would be entitled based on the actual level of achievement of the applicable performance goals through the Date of Termination, and (B) a fraction, the numerator of which is the number of days between the first day of the fiscal year of the Company in which the Date of Termination occurs and the denominator of which is the total number of days in such fiscal year, payable in a lump sum on the Company’s first regularly scheduled payroll date following the expiration of the Release Period; and

ii.	the Eligible Employee’s outstanding equity awards granted under the Company’s equity plans (A) that are subject to time-based vesting conditions will vest in full and, if applicable, become exercisable in full, or (B) that are subject to performance-based vesting conditions shall vest based on the level of performance specified in the applicable award agreement for an involuntary termination within two years following a Change in Control.

7.           Effect of Federal Excise Tax.

a)          Cut-Back to Maximize Retained After-Tax Amounts. In the event the Company determines that any benefit provided or payment made by the Company to or for the benefit of an Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement of the Company or otherwise (a “Payment”) would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code, each a “Parachute Payment”) and subject the Eligible Employee to an excise tax imposed by Code Section 4999 (or any comparable provision of state law) or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall reduce the Payments to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”), but only if, after taking into account all income and employment taxes, such Reduced Amount would be greater than the net after-tax value (after taking into account the Excise Tax and all income and employment taxes) of the unreduced Payments. Any determination required under this Section 7 shall be made by an independent accounting firm of nationally recognized standing selected by the Company prior to the Change in Control (the “Accounting Firm”) that gives rise to the application of the Excise Tax. All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Eligible Employee.

b)          Implementation Rules. If the Payments must be reduced as provided in Section 7(a), any reduction in Payments required by this provision will occur in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. If two or more long-term incentive awards are granted on the same date, each award will be reduced on a pro-rata basis. The Eligible Employee shall be advised of the determination as to which Payments will be reduced and the reasons therefor, and the Eligible Employee and his or her advisors will be entitled to present information that may be relevant to this determination. In no event shall such reduction be effected in a manner that triggers an additional tax under Code Section 409A.

c)           To the extent requested by the Eligible Employee, the Company shall cooperate with the Eligible Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Eligible Employee (including the Eligible Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

8.           Other Provisions Applicable to Severance Payments and Benefits.

a)           Deferrals Included in Salary and Bonus. All references in this Plan to salary and annual incentive amounts mean those amounts before reduction pursuant to any plan or other arrangement for deferral of compensation.

b)          Transfers of Employment. Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

c)          Continuation of Benefits During Release Period. Any Severance Payment or Benefit that would otherwise have been made to an Eligible Employee but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first regular payroll date following the expiration of the Release Period, subject to the execution and effectiveness of the Release; provided that any in-kind benefits provided pursuant to this Plan shall continue in effect after the Date of Termination pending the execution and effectiveness of the Release, subject to the Eligible Employee being required to reimburse the Company for the full cost of providing such in-kind benefits in the event the Release does not become effective and irrevocable by the end of the Release Period; provided further that any equity awards that become vested pursuant to Section 6(d)(ii) and that constitute deferred compensation within the meaning of, and subject to, Code Section 409A, shall be settled at the time or times specified in the applicable award agreement to the extent required in order to avoid the imposition of an additional tax under Code Section 409A, subject to the Eligible Employee being required to repay the Company for the full value of any such equity awards paid to the Eligible Employee if the Release does not become effective and irrevocable by the end of the Release Period.

9.           Other Plans and Policies; Non-Duplication of Payments or Benefits.

a)          Superseded Agreements and Rights. This Plan constitutes the entire understanding between the Company and the Eligible Employee relating to Severance Payments and Benefits to be paid or provided to the Eligible Employee by the Company, and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Plan.

b)          Non-Duplication of Payments and Benefits. An Eligible Employee shall not be entitled to any Severance Payment or Benefit under this Plan which duplicates a payment or benefit received or receivable by the Eligible Employee under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law or regulation. If an Eligible Employee has a right to payments or benefits that duplicate the Severance Payment or Benefit under this Plan, the benefit under this Plan shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s).

10.         Special Rules for Compliance with Code Section 409A. This Section 10 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 10 conflict with other terms of this Plan, the terms of this Section 10 shall control.

a)          All payments that may be made and benefits that may be provided pursuant to this Plan are intended to comply with or be exempt from the requirements of Code Section 409A and this Plan shall be interpreted accordingly.

b)          Separate Payments. Each installment in a series of Severance Payments and Benefits shall be deemed a separate payment for purposes of Code Section 409A.

c)          Six-Month Delay Rule. If an Eligible Employee is a “specified employee” (as determined by the Committee or its designee in accordance with Treasury Regulation § 1.409A-1(i)) as of his or her Date of Termination, then all Severance Payments that are subject to the requirements of Code Section 409A (determined after taking into account the “short-term deferral” rule in Treasury Regulation § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulation § 1.409A-1(b)(9), and any other available exception from such requirements) shall be subject to the six-month delay rule of Code Section 409A(a)(2)(B)(i). Each payment that is subject to such six-month delay rule shall be made, without interest, on the later of (i) the Company’s first payroll date that is at least six months after the Eligible Employee’s Date of Termination (or, if earlier, as soon as practicable after the Eligible Employee’s death) or (ii) the date when such payment would otherwise be due under the terms of the Plan.

d)          Continued Benefits. To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Eligible Employee’s taxable year next following Eligible Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

e)           General Compliance. In addition to the foregoing provisions, the terms of this Plan, including any authority of the Company and rights of the Eligible Employee which constitute a deferral of compensation subject to Code Section 409A, shall be limited to those terms permitted under Code Section 409A without resulting in a tax penalty to Eligible Employee, and any terms not so permitted under Code Section 409A shall be modified and limited to the extent necessary to avoid tax under Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A. The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Plan, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross-up is payable under this Plan with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Eligible Employee.

11.         Claims Procedures.

a)           Initial Claims. An Eligible Employee who believes he or she is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within 60 days after the Eligible Employee’s Date of Termination. Claims shall be addressed and sent to:

Management Compensation and Development Committee

c/o General Counsel

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

If the Eligible Employee’s claim is denied, in whole or in part, the Eligible Employee will be furnished with written notice of the denial within 90 days after the Committee’s receipt of the Eligible Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional 90 days. If such an extension of time is necessary, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial 90-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Eligible Employee’s claim will contain the following information:

(i)	the reason or reasons for the denial of the Eligible Employee’s claim;
(ii)	references to the Plan provisions on which the denial of the Eligible Employee’s claim was based;
(iii)	a description of any additional information or material required by the Committee to reconsider the Eligible Employee’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(iv)	a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

b)          Appeal of Denied Claims. If the Eligible Employee’s claim is denied, the Eligible Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Committee. This request for review must be filed no later than 60 days after the Eligible Employee has received written notification of the denial.

(i)	Such request for review may include any comments, documents, records and other information relating to his or her claim for benefits.
(ii)	The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(iii)	The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

c)           Committee’s Response to Appeal. The Committee will notify the Eligible Employee of its decision within 60 days after the Committee’s receipt of the Eligible Employee’s written claim for review; provided that the Committee may extend the review period by up to 60 additional days, if the Committee notifies the Eligible Employee in writing of the need for an extension (and the reason therefor) before the end of the initial 60-day period. If the Committee makes an adverse decision on appeal, the Committee shall communicate its decision in a writing that includes:

(i)	the reason or reasons for the denial of the Eligible Employee’s appeal;
(ii)	reference to the Plan provisions on which the denial of the Eligible Employee’s appeal is based;
(iii)	a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to his or her claim for benefits; and
(iv)	a statement describing the Eligible Employee’s right to bring an action under Section 502(a) of ERISA.

d)          Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(i)	no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claims procedures have been exhausted in their entirety;
(ii)	failure to submit a claim, appeal, or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;
(iii)	in any arbitration or legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law; and
(v)	no legal action or arbitration may be commenced by the Eligible Employee later than 180 days subsequent to the date of the written response of the Committee to an Eligible Employee’s request for review pursuant to Section 11(c).

12.         Miscellaneous.

a)          Assignment; Non-transferability. No right of an Eligible Employee to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Employee or of any beneficiary of the Eligible Employee. The terms and conditions of this Plan shall be binding on the successors and assigns of the Company.

b)          Withholding. The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom. Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

c)           No Right To Employment. Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Eligible Employee without any liability except as required by this Plan.

d)          Amendment and Termination. The Company, by action of the Committee, reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of this Plan will be in writing. Notwithstanding the foregoing, (i) any termination of the Plan, or amendment that materially adversely affects the rights of any Eligible Employee under the Plan, in each case, that is approved by the Committee prior to a Change in Control, shall not be effective with respect to any applicable Eligible Employee until the first anniversary of the date that such Eligible Employee receives written notice from the Company of such termination or amendment and (ii) the Company may not, without an Eligible Employee’s written consent, terminate this Plan, or amend this Plan in any way that adversely affects the rights of any Eligible Employee, in each case, either (1) in anticipation of a specific contemplated Change in Control or (2) at any time following a Change in Control. Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity. In no event shall any amendment or termination of this Plan affect the Severance Payments or Benefits payable under this Plan to any Eligible Employee whose employment termination date has occurred prior to the effective date of the amendment or termination of this Plan.

e)        Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

f)         Arbitration. To the fullest extent permitted by law, any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan (including the Release, except as specifically provided in the Release) or its enforcement, performance, breach or interpretation, shall be resolved by final, binding, and confidential arbitration held in the state and county where the Eligible Employee principally worked immediately prior to the Eligible Employee’s termination and conducted through Judicial Arbitration & Mediation Services (“JAMS”) in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 12(f) is intended to prevent either the Eligible Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the Eligible Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of New Jersey or (ii) any of the courts of the State of New Jersey. The Company and the Eligible Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts. The Company and the Eligible Employee hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Section 12(f) shall not apply to any claims of violation of any federal or state employment discrimination laws.

g)        No Duty to Mitigate. No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Eligible Employee pursuant to this Plan shall not be reduced by reason of the Eligible Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

h)        Employment at Will. Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at will employment relationship with the Company. This Plan is not a contract of employment between the Company and any employee.

i)         Legal Fees. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Eligible Employee), at any time from the date of a Change in Control through the Eligible Employee’s remaining lifetime, to the fullest extent permitted by applicable law, all legal fees and expenses that the Eligible Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Eligible Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and the Eligible Employee or between either of them and any third party (including as a result of any contest by the Eligible Employee about the amount of any payment pursuant to this Plan and any IRS audit).

j)         Complete Statement of Plan. This Plan document (which incorporates each Eligible Employee’s Participation Agreement by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

Appendix A

Celgene Corporation Executive Severance Plan

Form of Participation Agreement

Celgene Corporation (the “Company”) is pleased to inform you, ________________, that you are eligible to participate in the Company’s Executive Severance Plan (the “Plan”). A copy of the Plan is included with this Participation Agreement or has previously been delivered or made available to you. Your participation in the Plan is subject to all of the terms and conditions of the Plan and this Participation Agreement. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Plan.

In order to actually become a participant in the Plan (an “Eligible Employee” as described in the Plan), you must complete and sign this Participation Agreement and return it to Andrea Tuck, VP, Global Compensation & Benefits as soon as possible.

The Plan describes in detail the circumstances under which you may become eligible for Severance Payments and Benefits. As described more fully in the Plan, you may become eligible for certain Severance Payments and Benefits under Section 6 of the Plan only if you voluntarily terminate your employment with the Company for Good Reason or the Company terminates your employment for a reason other than Cause and other than as a result of your disability or death (each, a “Qualifying Termination”). As more fully described in the Plan, your severance benefit is based on your annual base salary and bonus opportunity multiplied by a “Severance Factor.”

Your Severance Factor is equal to ____x. However, if your Date of Termination occurs (1) on, or within two years following, the date of a Change in Control or (2) due to your termination of employment without Cause and you reasonably demonstrate that such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with, or in anticipation of, a Change in Control (regardless of whether a Change in Control actually occurs) (each of (1) and (2), a “CIC Termination”), your Severance Factor will instead be ____x.

In addition, the Plan entitles you to benefits continuation coverage at active employee rates for ____ months after your Date of Termination (or ________ months, if your Qualifying Termination constitutes a CIC Termination), subject to the terms and conditions of the Plan.

In order to receive Severance Payments and Benefits under the Plan, you will be required to execute and not revoke a Release (which will include a one-year post-termination non-competition covenant, which may be waived, in whole or in part, by the Committee in its sole discretion) when you terminate employment. Also, as explained in the Plan, your Severance Payments and Benefits (if any) will be reduced if necessary to avoid “golden parachute” excise taxes under the Internal Revenue Code, but this reduction will occur only if the reduction is economically beneficial to you.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) decisions and determinations by the Committee under the Plan will be final and binding on you and your successors; and (4) the Plan and this Participation Agreement constitute the entire understanding between you and the Company relating to non-equity severance compensation to be paid or provided to you by the Company, and supersede and cancel all prior agreements and understandings with respect to non-equity severance compensation (including without limitation any offer letter between you and the Company).

In the event of any conflict between this Participation Agreement and the terms of the Plan as in effect from time to time, the terms of the Plan shall control.

CELGENE CORPORATION	[ELIGIBLE EMPLOYEE NAME]

Signature	Signature

Name	Date

Title

[Enclosure: Celgene Corporation Executive Severance Plan]